Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on form S-8 (Nos. 333-290745) of our report dated March 31, 2026, with respect to the consolidated balance sheets of Planet Green Holdings Corp. and its subsidiaries as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2025 and 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

31 March, 2026